PRICING SUPPLEMENT                                Filing under Rule 424(b)(5)
                                                            File No. 33-60271

                          PROSPECTUS SUPPLEMENT NO. 7
                              DATED MARCH 17, 2000
                       TO PROSPECTUS DATED JUNE 30, 1995

                      VIRGINIA ELECTRIC AND POWER COMPANY
                MEDIUM-TERM NOTES, SERIES F - VARIABLE RATE NOTE
                  DUE 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE



PRESENTING AGENT:    MORGAN STANLEY & CO. INCORPORATED
                     ---------------------------------
ACTING AS:           AGENT (  )   PRINCIPAL (X)

IF ACTING AS AGENT, NOTES WILL BE SOLD AT ____% OF PRINCIPAL

IF ACTING AS PRINCIPAL, NOTES WILL BE RESOLD TO THE PUBLIC AT:
                         (X) A FIXED PRICE OF  100%  OF PRINCIPAL
                                              -------
                         ( ) VARYING PRICES BASED ON MARKET RATES

     Principal Amount..............................  $20,000,000
     Presenting Agent's Commission.................  $    50,000
     Net Proceeds to the Company...................  $19,950,000
     Base Interest Rate/Index Maturity.............  3-Month LIBOR
     Spread or Spread Multiplier...................  Plus 15 basis points
     Initial Interest Rate (including spread)......  6.37875%
     Interest Reset Dates and Interest Payment
      Dates........................................  Each March 22, June 22, September 22 and
                                                     December 22, beginning June 22, 2000
     Interest Determination Dates..................  Second London Business Day preceding each Interest Reset Date
     Original Issue Date...........................  March 22, 2000
     Stated Maturity...............................  March 22, 2002
     CUSIP.........................................  92781FBR8
     Calculation Agent.............................  The Chase Manhattan Bank
     Specified Currency (U.S. Dollars unless noted)
     Authorized Denominations (if other than U.S
        $1000 and integer multiples thereof)......
     Initial Redemption Date  ....................   n/a
     Initial Redemption Percentage ...............   n/a
     Annual Redemption Percentage Reduction ......   n/a
     Limitation Date .............................   n/a
     Refunding Rate ..............................   n/a
     Additional Terms (if any) ...................   n/a


          (X) BOOK ENTRY NOTE                ( ) CERTIFICATED NOTE
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                                    EXPERTS

     The financial statements included in the Company's 1999Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report in such Form 10-K. Such financial statements have been so incorporated in reliance upon the report of Deloitte & Touche LLP, also incorporated herein by reference, which report is given upon their authority as experts in accounting and auditing.

     Legal conclusions relating to the Company's franchises and title to its properties in the Company's Annual Report on Form 10-K and legal conclusions under DESCRIPTION OF THE NOTES in the Prospectus, including limitations upon the Company's issuance of bonds, have been reviewed by McGuire Woods Battle & Boothe LLP, Richmond, Virginia except that insofar as matters relating to title to properties are governed by the laws of West Virginia, they have been reviewed by Jackson & Kelly, Charleston, West Virginia. The statements are included on the authority of such firms, respectively, as experts.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Notes will be passed on for the Company by McGuire Woods Battle & Boothe LLP, Richmond, Virginia, and for any underwriters, dealers or agents by Mays & Valentine, L.L.P., Richmond, which also performs certain legal services for the Company on other matters.